Exhibit 10.20

Premise Lease Agreement

Lessor: BOE Estate Management Division

Address: No. 10, Jiuxianqiao Road, Chaoyang District, Beijing

Tel: 010-59756582

Fax: 010-59756570

Lessee: Beijing 21Vianet Broad Band Data Center Co., Ltd.

Address: No. 10, Jiuxianqiao Road, Chaoyang District, Beijing

Legal representative: Jun Zhang

Tel: 84562121

Fax: 84564234

WHEREAS,

1. [55] (B28) is owned by BOE Technology Group Co., Ltd., the Lessor is a non-legal person division of BOE Technology Group Co., Ltd. The Lessor has been duly authorized by BOE Technology Group Co., Ltd. to lease the aforesaid [55](B28) premise;

2. The Lessee is a duly incorporated enterprise legal person (registration number: 110105009411300) and intends to lease the above mentioned premise from the Lessor.

Pursuant to the Contract Law of People’s Republic of China, the Urban Real Estate Administration Law of People’s Republic of China and other related rules and regulations, for the sake of clarity with respect to the rights and obligations of each party, after friendly negotiations, the parties hereto have reached the following agreement (the “Lease”) regarding the Lease of [55] (28) property (the “Leased Premise”) on the basis of equality and mutual benefits.

Article 1: The Leased Premise and Delivery

1.1 The Leased Premise is situated at Building B28, Tower A, Floor 1, No. 10, Jiuxianqiao Road, Chaoyang District, Beijing, which is the area marked by yellow line in Exhibit 1.

1.2 The construction area of the Leased Premise is 1,995.97 square meters (including pool area) (confirmed by both parties).

1.3 The purpose of the Leased Premise is data center, office, research and development.

1.4 The Leased Premise will be delivered to the Lessee in its current conditions, please refer to Exhibit 2 for details of the affiliated facilities to the Leased properties.

1.5 The Lessor agrees to deliver the aforesaid Leased Premise and its affiliated facilities within 2 days after that the Lease takes effect and the Lessee’s full payment of the agreed deposit. Upon completion of delivery, the parties shall sign a delivery list (see Exhibit 2)

Article 2	Lease term

2.1 The lease term is 5 years, from May 1, 2010 to April 30, 2015. The calculation of rent starts on May 1, 2010.

2.2 Within 3 months before expiration of the Lease term, the Lessor is entitled to send a written notice to the Lessee and inquire about the Lessee’s intent of renewal. If the Lessee fails to express the intent to renew the Lease in written form within 10 days after the Lessor sends the above mentioned written notice, the Lessee is deemed to have waived renewal. If the Lessee responds with the intent to renew the Lease, the parties shall negotiate on the renewal. The Lessee enjoys priority in renewing the Lease under the same conditions. However, if the parties fail to reach an agreement regarding the Lease renewal 30 days prior to the expiration date of the Lease term, regardless of any reasons whatsoever, the Lessee is regarded to have waived renewal and the Lessor can enter into lease agreement with any third party.

2.3 Upon expiration of the Lease term, in absence of the Lessee’s express intent to renew the Lease in written form within 10 days after the Lessor sends the above mentioned written notice, or that the Lessee has expressly refused lease renewal, if the Lessee fails to surrender the Leased Premise in accordance with the Lease, a compensation in the amount of 3 times of the daily rent under this Lease per every delay day, shall be paid to the Lessor.

2.4 On the Lease expiration date or termination date, the Lessee shall surrender the Leased Premise to the Lessor, along with all the facilities set out in the hand over list (see Exhibit 2) and any accessio or improvement made to the Leased Premise. Moreover, the Lessor shall surrender the Leased Premise in its good and ready to be re-leased condition (Normal wears and tear and inherent defects are excluded).

2.4.1 Before surrendering the Leased Premise, the Lessee shall empty the Leased Premise, remove all the movables (except for those owned by the Lessor and those that the Lessor is responsible for), fix and repair all the damages made to the Leased Premise, all at the lessee’s expense.

2.4.2 The Lessee shall return to the Lessor all the keys and devices used for entering the Leased Premise, and remove, at the Lessee’s expense, any doors, walls or any signs or designation attached to the windows in the Leased Premise. Any personal properties or movables of the Lessee, that remain in the Leased Premise after the expiry of final surrender date designated by the Lessor, will be considered disposed, and will be kept as properties of the Lessor or disposed of in any other manners. The Lessee’s inaction to dispose or remove the forgoing properties and movables shall constitute the Lessee’s disposal of the forgoing properties or movables.

2.4.3 Upon the surrender of the Leased Premise, the parties shall make inspections together to determine whether the forgoing obligations have been fulfilled. If the Lessee fails to remove all the movables in accordance with the forgoing clauses, or fails to repair any damages to the Leased properties, the Lessor is entitled to (but not obliged) to perform the forgoing obligations or hire a third party to do so, and the expense arises therefrom shall be borne by the Lessee.

Article 3	Deposit, Rent and Payment

3.1 Within 3 days after this Lease becomes effective, the Lessee shall pay to the Lessor a deposit in the amount of three months’ rent and property management fees. The total amount of the deposit is RMB 467,056.98. Upon expiration or termination of the Lease, the deposit, after offsetting relevant overdue payments or other accounts payable by the Lessee, shall be returned to the Lessee (net of interests).

3.2 The rent of the Leased Premise is RMB 78/m²/day, and the property management fees are RMB 5/m²/day, with the total monthly rent and property management fees being RMB 155,685.66.

3.3 The rent shall be paid monthly, and the Lessee shall clear all the monthly payment outstanding by the fifth date of each month (if it is a holiday, before the date after holiday). The Lessor shall issue an invoice in accordance with relevant rules and regulations.

Article 4	Renovation and Repair of the Leased Premise

4.1 The Lessee may renovate the Leased Premise at its own expenses, however, before the renovation, the Lessor has the right to review the renovation proposal. The Lessor also has the rights (but not the obligations) to comment on the proposal regarding building structure, safety, exterior, fire prevention and environmental protection. If the Lessor proposes changes to the proposal, the Lessee shall amend the proposal accordingly and shall not commence the renovation without the Lessor’s written consent. However, the review by the Lessor does not release the Lessee of any liabilities arising from harms to the Lessor or any third party relating to the renovation, neither shall such review imposes any liabilities on the Lessor in its relation to the Lessee. The lessee shall be solely liable for the safety, fire prevention and environmental protection aspects.

4.2 The Lessee shall obtain all the necessary approvals for the renovation in accordance with applicable rules and regulations (the Lessor shall assist), and submit a copy of all the regulatory approvals from governmental agencies to the Lessor for record sake.

4.3 The Lessee shall enter into a “Renovation Safety Agreement” with the Lessor, and go through all the procedures necessary with the Lessor’s safety management department.

4.4 The Lessor shall be responsible for the maintenance and upgrade of the original building structure, exterior, exterior windows and doors (excluding glasses) and the inspection and renovation of supplemental facilities of the property; the Lessees shall be responsible for the maintenance of the interior walls, ceilings, floors, all the parts that could not be inspected from outside and the in a timely manner and any installation by the Lessee. If the Lessor fails to repair the facilities that the Lessor is responsible for, which leads to constructive events that cause monetary loss or personal injury or death to the Lessee, the Lessor shall be held liable. If the Lessee fails to repair the properties and facilities that the Lessee is responsible for, the Lessee shall be held liable for whatever loss that thereby arise. The areas that are located inside the property, which cannot be inspected from outside, are responsible for by the Lessee; and the Lessee shall carry out frequent inspections on such areas; if any damage or danger are detected, the Lessee shall notify the Lessor for repair in a timely manner.

4.5 The Lessee shall use the Leased Premise and its supplemental facilities with reasonable care, and shall not dismantle, change or expand the property or set up advertisement or other installation on the exterior. If needed, a prior written consent shall be obtained from the Lessor. In case of any damages done to the Leased Premise due to inappropriate use by the Lessee, the Lessee shall be held liable for repair or compensation. The Lessee shall take care of the Lease property and its facilities, if any problem or danger is detected in respect of the areas that the Lessor is responsible for, the Lessee shall notify the Lessor in a timely manner, with an aim to solve the problem in time.

4.6 If the Lessee has carried out the renovation in accordance with a renovation proposal for the exterior and interior of the property that is approved by the Lessor, and upon expiration or termination of the Lease, if the Lessee is willing to give up the ownership over such renovation, and transfer them to the Lessor, the Lessee is exempt from the duty to restore the property to its original state or the costs for restoration. If the Lessee dismantles part of the renovation, the remaining part shall also be dismantled and the Lessee shall restore the property to its original state and bear the costs for restoration.

If the renovation or alteration is made for the special requirements of the data center business operated by the Lessee, or can only be used by the Lessee (including exterior advertising designation), even if the renovation is made in accordance with a renovation proposal for the exterior and the interior of the property that is approved by the Lessor, the Lessee shall restore the property to its original state and bear the costs for restoration.

Article 5	Termination of the Agreement

5.1 In the event that this Lease cannot continue to be performed because of damage to the Leased Premise by force majeure, this Lease shall terminate; and both parties are released from obligations therein.

5.2 Within the term of the Lease, in the event of government planning or government request for demolitions (relevant documents shall be shown to the Lessee by the Lessor) of the Leased Premise, the Lessor shall notify the Lessee in writing when relevant information is available, and to the extent permitted by government, make best efforts to get turnaround time for the Lessee. In the case of the forgoing conditions, this Lease is terminated on the expiry date of the turnaround time granted by government, the Lessor is obliged to alleviate the loss of the Lessee, however, the Lessor is not obliged to compensate the Lessee.

5.3 Within the term of the Lease, in the event of central planning by the BOE Technology Group, which requires demolitions of the Leased Premise, the Lessor shall notify the Lessee in writing 6 months in advance. In this case, a reasonable turnaround time shall be designated by the lessor in writing and shall not exceed 5 months. Under the forgoing conditions, this Lease will do terminated on the expiry date of the turnaround time designated by the Lessor. The Lessor shall make reasonable compensation to the Lessee in an amount of 3 months rent.

5.4 Within the term of the Lease, except for the reasons stipulated in this Lease or in applicable laws, if the Lessee wishes to terminate the Lease in advance, the Lessee shall notify the Lessor 3 months in advance in writing. The surrender date shall be stated in the notice. This lease shall be terminated on the surrender date. In this case, the Lessee shall make reasonable compensation to the Lessor in an amount of 3 months rent.

5.5 In the event of the followings, the Lessor may unilaterally terminate the Lease:

(1) without the consent of the Lessor, the Lessee transfers, subleases or lends the Leased Premise;

(2) the Lessee dismantles or alters the building structure or the exterior, or alters the use of the Leased Premise, or operates business in a way violating the Lease;

(3) delay in payment of rent or other fees payable (not in full payment) for more than 20 days;

(4) the Lessee carries out any illegal activities in the Leased Premise;

(5) the Lessee’s conduct violates any relevant standards, regulations, and caused material adverse effects to the environment surrounding the Leased Premise or other tenants;

(6) the Lessee emits excessive pollution (gas, sewage, dust, vibration, noise, etc); or even though the emission is not excessive, the emission has affected the normal life and work of other tenants; and the Lessee fails to remedy the effects upon the Lessor’s written request for remedy.

5.6 Upon termination or expiration of the Lease, the Lessee shall remove all its belongings within the turnaround time designated by the Lessor; in the absence of a designated turnaround time, the Lessee shall remove all its belongings within 7 business days after the expiration or termination date of the Lease, surrender the Leased Premise to the Lessor, and pay off all the outstanding rent, default fees and other fees payable. If the Lease is terminated according to Article 5.3 of the Lease, the Lessor shall pay to the Lessee the compensation within 7 days after the Lessee’s surrender of the Leased Premise.

Article 6	Liabilities

6.1 The Lessee shall comply with the Lessor’s “Safety Management Agreement” (see Exhibit 3) and the relevant property management regulations, and shall be solely responsible for production safety (operation), fire prevention, security, traffic, energy saving, water saving and environmental protection. And the Lessee is responsible for inspecting, managing and preventing hidden risks for safety accidence, and shall be held liable for any loss that may thereby arise.

6.2 The Lessee shall carry out a vibration check before moving into the Leased Premise at the Lessee’s expense. The Lessor shall cooperate and provide necessary assistance to the Lessee in carrying out such check. Within the Lease term, the Lessor shall ensure that companies or enterprises with large scale vibration equipments will not be permitted to move into the Leased building.

6.3 The Lessor agrees not to install any gas station and any gas generation facilities or sites in the leased building and its surroundings.

6.4 If the Lessee delays the payment of rents or other fees payable, aside from making such payments, the Lessee shall pay a default fee in the amount of 3 per cent of the total overdue payment per overdue day. If the payment delay exceeds 20 (including 20) days, the Lessor may unilaterally cut off the energy supply.

6.5 Upon termination or expiration of the Lease, if the Lessee delays in surrendering the Leased Premise to the Lessor, the Lessee shall pay a default fee in the amount of 3 times of the daily rent per overdue day. If the delay exceeds 30 business days, the Lessee will be considered giving up ownership over all its belongings in the Leased Premise, consenting to the Lessor’s disposition of such belongings, and surrendering the Leased Premise to the Lessor, except in the events stipulated in article 5.2 and 5.3.

6.6 If the Lessor fails to fulfill its obligations in the Lease, the Lessor shall remedy the situation in accordance with the service standards, and shall be held liable for any loss caused to the Lessee.

6.7 If the Lessee fails to comply with relevant laws, regulations or the Lessor’s relevant management rules, the Lessee shall be held liable for compensating any loss caused to the Lessor or other tenants.

Article 7	Others

7.1 Without the Lessor’s prior written consent, the Lessee shall not sublease the Leased Premise.

Within the Lease term, if the Lessee experiences any reorganization, rename, or, if there is a need for the JV companies or the affiliates of the Lessee to use the Leased Premise, the Lessee shall submit a written notice to the Lessor one month in advance; and on the condition of the Lessor’s written consent for sublease and that the Lessee and the sub-lessee both agree to be held jointly and severally liable for the new lease, a sublease can be made as a supplemental agreement to this Lease.

During the term of the Lease, if any projects or any affiliates of the Lessee need to use Building B28 as registered office, the Lessor agrees to provide no more than Five affiliates of the Lessee, free of charge, with services relating to the registration with the Industrial and Commercial Bureau for incorporation of new companies. If the affiliates or projects that requires registration are more than five in numbers, the Lessor will charge the Lessee RMB 5,000 for each of such newly registered companies, and the Lessee shall be held liable thereby.

7.2 During the term of the Lease, the Lessor shall provide property management services to the Lessee in accordance with “Property Management Services and Standards” (see Exhibit 4).

7.3 During the term of the Lease, the Lessor shall provide electricity, running water and heating supply in accordance with the written standards requested by the Lessee and approved by the Lessor, the rates are as follows:

(1) Electricity supply:

There are currently two rates:

A. Peak demand, off-peak demand, and low demand rates (RMB/KWh)

Top Peak demand period: 1.2091

Peak demand period: 1.1280

Off-peak demand period: 0.8470

Low demand period: 0.5822

Note: According to the regulations of the Electricity Supply Bureau: From July to September, the electricity is charged depending on different demand periods. In other time of the year, the electricity is charged at the rate of peak demand period. If the Electricity Supply Bureau adjusts the rates, the actual charges will be adjusted too.

B. Basic electricity supply fees: 26 RMB/KVA per month (according to the capacity of the transformer used by the Lessee)

(2) Water supply rate: 7.93 RMB/cubic meter.

(3) Winter heating fees: 35 RMB/square meter • heating season (from November 15 to March 15).

7.3 The Lessor adjusts the electricity distribution within the Area according to the Lessee’s actual consumption of electricity. Furthermore, the parties shall explore new modes of cooperation in electricity development on the basis of mutual benefits.

7.4 The expenses for water and electricity supply in public wash rooms shall be shared in proportion to the acreage of the Lessee’s Leased Premise.

7.5 If the Lessor receives any notice from the electricity supply company regarding electricity failure, the Lessor shall immediately notify the Lessee, which should be in no event later than 30 minutes after receiving the notice.

7.6 Within the Lease term, the Lessor shall provide parking area close by for the Lessee, the rate shall be 200 RMB/parking lot • month, but the Lessor shall not be held liable for any loss arises thereby, except for the loss caused by the Lessor’s proved intentional conduct.

7.7 If the Lessee has any other needs regarding house cleaning, security, greenery; parking lots; underground communication switches and mails, please negotiate with the Lessor and enter into separate agreements.

7.8 A notice of all the electricity, water and heating charges for each month shall be sent to the Lessee at the end of each month, and the Lessee shall make full payment of such charges within 5 days after receiving such notice (prepayment of heating fees shall be made in November each year). Should there be any delay in such payment, in accordance with article 6 sub 4 of this Lease, the Lessor has the rights to cut off electricity, water and heating supply of the Lessee.

7.9 During the term of the Lease, if the government or supply companies adjust the rates for electricity, water or heating, the forgoing rates shall be adjusted accordingly.

7.10 Within the Lease term, if there is any vacant space in B28, under the same conditions, the Lessee has the priority rights to lease the vacant space.

7.11 Within the Lease term, if BOE Technology Group intends to transfer the Leased Premise, under the same conditions, the Lessee has the right of first refusal.

Article 8	Dispute Resolution

If a dispute regarding this Lease can not be solved through consultations, either Party may submit the dispute to Beijing Arbitration Committee for arbitration in accordance with applicable arbitration rules.

Article 9	Outstanding Issues

With respect to any outstanding issues related to this Lease, in accordance with the Urban Real Estate Administration Law of People’s Republic of China, the parties may enter into supplemental agreements, which shall have the same legal force as this Lease.

Article 10	Validity of the Lease

This Lease shall be executed in six counterparts, with the Lessor holding 4 copies and the Lessee holding 2 copies. The lease shall be effective upon execution and seal by the representatives of both parties.

Lessor: BOE Estate Management Division (company seal)

Legal Representative: /s/ Ming Cai

Date: April 30, 2010

Lessee: Beijing 21Vianet Broad Band Data Center Co., Ltd. (company seal)

Legal Representative: /s/ authorized representative

Date:

Exhibit 1	Leased Premise Schematic Diagram

Exhibit 3

Safety Management Agreement

Party A (the Lessor): BOE Estate Management Division

Party B (the Lessee): Beijing 21Vianet Broad Band Data Center Co., Ltd.

Term: from May 1st, 2010 to April 30, 2015

In order to protect the personal and property safety of all the clients and employees in the area, and to create a safe, harmonious, and green working and living environment, in accordance with the Production Safety Law of People’s Republic of China, Party A and Party B hereby enter into the following agreement after friendly negotiation.

1. Both parties shall comply with the Fire Prevention Law of People’s Republic of China, the Production Safety Regulations of Beijing, the Provisional Regulations on Check and Control of Hidden Risk Related to Production Accidents, the Fire prevention Administrative Rules for Organization, Enterprise and Institution, the Security Administrative Rules for Organization, Enterprise and Institution of Beijing Chaoyang District, and other relevant rules and regulations of the state and rules and regulations of Party A regarding security management of the science and technology area.

2. Party A has given a detailed introduction about the area to Party B before entering in to a Lease, especially rules and requirements regarding safety management in the Area; Party B has promised to comply with all these rules and requirements.

3. Party A shall improve information communication with Party B in respect of safety, and assist with Party B’s familiarity with updated laws and regulations of the state.

4. On the condition that Party B provides access and egress, Party A shall be in charge of an annual inspection and test of all the tubes and valves of the fire hydrants in interior walls, and the maintenance, repair and renewal of the above mentioned facilities; the inspection results shall be submitted to Party B in the form of report.

5. The safety management department of Party A has the rights to inspect and examine fire prevention, security and check and control of hidden risks conditions of the Party B, and suggest in improvements.

6. Party B shall be responsible for the operation, production safety, fire prevention, security, traffic and environment protection issues within the Leased Premise or areas for its exclusive use. A monitor and management system for hidden risks shall be established, relevant rules and regulations shall be implemented and a liability system shall be established.

7. Party B shall install adequate and qualified fire prevention equipments and facilities, fire prevention signs and emergency lighting within the Leased Premise or areas for its exclusive use; carry out routine maintenance and annual inspection, and ensuring the good status of fire prevention equipments and facilities.

8. Party B shall carry out inspection, maintenance and renewal of the fire hydrants within the Leased Premise or areas for its exclusive use, and designate a person to be in charge of record keeping.

9. Party B shall ensure that, within the Leased Premise or areas for its exclusive use, all the emergency access and egress are unimpeded and all the fire prevention equipments and facilities are in good condition.

10. Party B shall not alter, cover or disable any fire prevention facilities in within the Leased Premise or areas for its exclusive use.

11. Party B shall instruct all its visitors about traffic safety rules of the area; maximum speed of motor vehicles shall not exceed 15 kilometers/hour; motor vehicles shall take the initiative to yield to the pedestrians, park at designated lots, and follow instructions of security.

12. Party B shall not alter any supplemental facilities within the Leased Premise or areas for its exclusive use (such as water, electricity, gas, and heating supply and fire prevention equipments), if there is any special needs, approval from the business division of the Area shall be obtained.

13. Before carrying out renovation or alteration of the Leased Premise, a plan needs to be made by a qualified designer, approval needs to be obtained from the business division of the Area, and relevant registrations need to be made with relevant government agencies, and filing with the security division of BOE Technology Group for record sake is needed. If use of fire or electric solder is needed, a certificate needs to be obtained from the security division of BOE Technology Group.

14. If any ground breaking is needed (e.g. trenching), an approval from the business division of the area needs to be obtained, and care needs to be exercised not to harm any construction workers, or cause damages to underground cables, tubes or sewage system.

15. Party B’s operations (such as business operation, construction and logistics) in the area shall not interfere with the normal working and living environment of other tenants, or destroy the surrounding and greenery (noise, vibration, odor and dust emission shall comply with the national standards). Industrial wastewater needs to be processed to meet standards before emission; industrial waste shall not dispose within the area.

16. Night crew of security needs to be employed by the Party B for emergency.

17. If Party B intends to install any special purpose equipments within the Leased Premise or areas for its exclusive use, relevant rules and regulations of the State Bureau of Quality and Technical Supervision need to be complied with.

18. In case of any inconsistency between this agreement and the applicable laws and regulations, the laws and regulations shall prevail.

Exhibit 4 Property Management Services and Standards

The property management team has a 24 hours customer service center that deals with customer inquiries, complaints and information feedbacks. The office of the property management team is situated on the 2nd floor of Building B28. Tel: 59756555

The property management team is responsible for

(i)	Timely cleaning of public areas and facilities.

(ii)	Timely collection of garbage and disposition.

(iii)	Maintenance and management of the greenery in the public area, in accordance with the advanced standards of Beijing city.

(iv)	Maintenance and management of public facilities.

(v)	24 hours monitor of the public area, 24 hours securities for all accesses and egresses, and 24 hours patrol in the public areas (including buildings).

(vi)	Regular inspection and maintenance of fire prevention facilities, and provide training and exercise to fire prevention personnel.

(vii)	24 hours monitor of the smoke detecting system in the buildings (including the Leased areas), alarming tenants and report of incidents to the police in a timely manner. Tenants shall verify and handle risks when receiving alarms, and report back to customer service center.

(viii)	Management of traffic, setting up necessary signs and ensuring smooth traffic; and management of parking area.

(ix)	Renew and upgrade various signs and designations.

(x)	Coordination of relationships among tenants.